UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – July 24, 2008

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

In March 2005, the U.S. Environmental Protection Agency (“EPA”) promulgated regulations called the Clean Air Interstate Rule (“CAIR”) for 28 states, including Texas. CAIR required reductions of sulfur dioxide and nitrogen oxide emissions from power generation facilities in such states. The sulfur dioxide reductions were beyond the reductions required under the Clean Air Act’s existing acid rain cap-and-trade program (the “Acid Rain Program”). CAIR also established a new regional cap-and-trade program for nitrogen oxide emissions reductions.

On July 11, 2008, the United States Court of Appeals for the D.C. Circuit (the “Court”) invalidated CAIR. The court did not overturn the existing cap-and-trade program for sulfur dioxide reductions under the Acid Rain Program.

Based on the Court’s ruling as it stands, on July 24, 2008, Energy Future Holdings Corp. (“EFH”) determined that it expects to record a non-cash impairment charge to earnings in the third quarter of 2008. EFH expects to impair nitrogen oxide allowances in the amount of up to approximately $400 million (before deferred income tax benefit). As a result of the Court’s decision, nitrogen oxide allowances are no longer expected to be needed and, thus, there is not likely to be an actively traded market for such allowances. Consequently, the nitrogen oxide allowances held by EFH are likely to have very little value. In addition, EFH expects to impair sulfur dioxide allowances in the amount of up to approximately $200 million (before deferred income tax benefit). While the Court did not invalidate the Acid Rain Program, EFH now expects to have more sulfur dioxide allowances than it will need to comply with the Acid Rain Program. While there continues to be a market for sulfur dioxide allowances, the Court’s decision has resulted in a material decrease in the market price of sulfur dioxide allowances since the more stringent rules proposed by CAIR are now not expected to take effect. Nitrogen oxide and sulfur dioxide emission allowances held by EFH, substantially all of which were granted to EFH by the EPA, were recorded as intangible assets at fair value in connection with purchase accounting for EFH’s merger transaction in October 2007.

At this time EFH cannot predict the outcome of the legal proceedings related to the Court’s decision, including what action the EPA will take in response to the Court’s decision or the timing of such action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stanley J. Szlauderbach
Name: Stanley J. Szlauderbach
Title: Senior Vice President and Controller

Dated: July 30, 2008

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